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                                                              EXHIBIT 10.48


                              EMPLOYMENT AGREEMENT

     This Agreement is between TeleTech Holdings, Inc., including its subsidiaries, their successors and assigns, their directors, officers, employees and agents (the "Company" or "TeleTech") and Margot O'Dell ("Employee"), and shall be effective as of February 8, 2001 ("Effective Date").

     1.   APPOINTMENT.

          A. TeleTech hereby employs Employee as Chief Financial Officer and Executive Vice President, Human Resources, and Employee hereby accepts such employment with TeleTech.

          B. Employee shall devote her full-time and best efforts to the performance of all duties as shall be assigned to her from time to time by TeleTech. Unless otherwise specifically authorized in writing by TeleTech, Employee shall not engage in any other business activity, or otherwise be gainfully employed.

          C. Employee acknowledges that, as part of her employment duties hereunder, Employee may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Employee agrees to perform such duties.

     2.   COMPENSATION.

          A. SALARY AND SALARY REVIEW. Employee's base salary shall be $250,000.00 per year, payable in equal installments in accordance with TeleTech's standard payroll practice, less legally required withholdings. TeleTech may, in its sole discretion, increase, or decrease in a non-material way, Employee's base salary, as and when TeleTech deems appropriate.

          B. ANNUAL BONUS. For each full calendar year hereunder, Employee shall be entitled to an annual bonus targeted at 100 percent of her then current base salary; provided, however, that the actual amount paid to Employee may be higher or lower than the targeted amount at the Company's sole discretion. The precise amount of the bonus shall be determined based on the achievement of a combination of Company performance goals and Employee's personal performance goals. Such goals and their respective weightings shall be reasonably established by the Company in its sole discretion. Any and all bonuses hereunder shall be payable in a lump sum, less legally required withholdings, the year following the calendar year in which the bonus is earned.

     For the Year 2000 bonus, Company shall pay employee 100 percent of her base salary (less legally required withholdings), prorated from Employee's first day of employment with Company.


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     3.   STOCK OPTIONS.

          a. Employee shall be eligible to participate in a management stock option program ("MSOP") designed to grant stock options to specified executives at the end of each year based on personal achievements and business objectives. If awarded, options granted under the MSOP will vest in equal annual installments over four years unless the Company elects a different vesting schedule generally applicable to Company executives. Grants of options in connection with the MSOP shall be made when and in an amount determined by TeleTech in its sole discretion, and shall be subject to the terms and conditions of a separate stock option agreement to be executed by Employee and TeleTech, and to any terms or conditions of TeleTech's MSOP that may be established, modified or amended from time to time.

          b. On the Effective Date, the Company shall grant Employee a non-qualified option to purchase 70,000 shares of the Company's common stock, at an exercise price equal to the closing price, on the date of the grant, of TeleTech common stock as reported by the NASDAQ national stock market. This grant shall be made pursuant to and subject to the terms and conditions of TeleTech's 1999 Non-Qualified Stock Option and Incentive Plan (the "Plan") and a stock option agreement that shall provide, among other things, that this option shall vest in equal annual installments over a four year period and Employee shall have one year from the termination of her employment to exercise options vested as of the termination date, provided that Employee's employment is not terminated for "cause" as defined in the Plan, as amended.

          c. In addition, on the Second Grant Date, as defined below, the Company shall grant Employee a non-qualified option to purchase 50,000 shares of the Company's common stock, at an exercise price equal to the closing price, on the date of the grant, of TeleTech common stock as reported by the NASDAQ national stock market. This grant shall be made pursuant to and subject to the terms and conditions of the Plan, as amended (or pursuant to any successor to the Plan) and a stock option agreement that shall provide, among other things, that this option shall vest in equal annual installments over a four year period and Employee shall have one year from the termination of her employment to exercise options vested as of the termination date, provided that Employee's employment is not terminated for "cause" as defined in the Plan, as amended (or pursuant to any successor to the Plan). For purposes of this paragraph 3(c), the "Second Grant Date" shall be no later than the third business day following the first of the following events to occur: (i) the delivery to the Company of an irrevocable written waiver by Employee of her rights under paragraph 7(g)(ii), below; or (ii) the day after the one-year anniversary of the Effective Date, if at that time Employee remains employed by the Company. If neither of the conditions precedent specified in the preceding sentence occurs, then the Company shall not be required to issue the stock option grant specified in this paragraph 3(c).


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     4.   FRINGE BENEFITS.

          A. EXECUTIVE MEDICAL AND DENTAL INSURANCE. Employee and her dependents shall be eligible for coverage under the group medical and dental insurance plans made available from time to time to TeleTech's executive and management employees, beginning on the Effective Date. TeleTech shall pay premiums for Employee and her dependents under such group medical and dental insurance plans pursuant to the same premium-payment formula applicable to TeleTech's other senior executives.

          B. LIFE INSURANCE. Subject to Employee's satisfactory completion of a standard medical examination, Employee shall be eligible for, and TeleTech shall provide Employee with, a $4,000,000 term life insurance policy. TeleTech shall pay all premiums relating to such a policy. TeleTech on behalf of Employee will maintain such insurance policy so long as Employee is employed by TeleTech. Employee shall be the owner of such policy and shall have the right to designate the beneficiary or beneficiaries thereof. Upon termination of Employee's employment for any reason, Employee shall have the right to continue and maintain such policy by her payment of future premiums due under the policy.

          C. DISABILITY INSURANCE. Employee shall be eligible to participate in TeleTech's group disability insurance program, as that program may be modified from time to time. Employee shall also be eligible for a Long-Term Disability insurance policy that shall provide Employee 50 percent of Employee's then current base salary and annual bonus (calculated at 80 percent) on the 91st day of a qualifying disability.

          D. MISCELLANEOUS BENEFITS. Employee shall receive fringe benefits generally applicable to the other TeleTech executive and management employees that are from time to time in effect.

     5.   PAID LEAVE.

          A. VACATION. During each calendar year of Employee's continuous, full-time active employment with TeleTech, Employee shall earn, incrementally during each pay period, a total of twenty days of paid vacation time.

          B. SICK LEAVE AND HOLIDAYS. Employee shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to TeleTech's executive and management employees.


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     6.   RELATIONSHIP BETWEEN THIS AGREEMENT AND OTHER TELETECH PUBLICATIONS.

     In the event of any conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control. For the avoidance of doubt, any disputes brought under the Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation ("Confidentiality Agreement"), of even date hereof and signed herewith, shall be governed under paragraphs 9(b) and 9(d) of the Confidentiality Agreement.

     7.   TERM AND TERMINATION.

          a. TERM. The term of this Agreement shall commence on the Effective Date and continue until this Agreement is terminated as specified below.

          b. TERMINATION BY CONSENT. This Agreement may be terminated at any time by the parties' written agreement.

          c. TERMINATION BY TELETECH WITHOUT CAUSE. If TeleTech terminates Employee's employment without "cause" ("cause" as defined in Paragraph 7(d) of this Agreement) during the term of this Agreement, after Employee executes a separation agreement and legal release releasing all claims that legally can be released in a form satisfactory to TeleTech, as severance compensation TeleTech shall: (i) pay Employee the sum of eighteen months of Employee's then-current base salary plus eighteen months of Employee's on-target annual bonus (100% of base salary), both payable in eighteen equal monthly installments, less legally required withholdings, on the first business day of each month, beginning in the month following the termination date; and (ii) cause to vest all of Employee's unvested stock options that would have vested under Employee's stock option agreements during the 12 months following the effective date of the termination, and (iii) all stock options vested as of the effective date of the termination shall, notwithstanding any provision of the stock option agreement(s) or plan(s) pursuant to which they were granted, remain exercisable for a period of no less than 12 months following the effective date of the termination. If TeleTech terminates this Agreement at any time without cause under this paragraph 7(c), pays Employee all salary and compensation earned and unpaid as of the termination date, and offers to provide Employee severance compensation and accelerated option vesting in the amount and on the terms specified in this paragraph 7(c), TeleTech's acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Employee's employment with TeleTech and/or this Agreement. Because this paragraph 7(c) is intended to provide compensation to enable Employee to support herself in the event of Employee's loss of employment under certain circumstances specified herein, Employee's right to severance pay under this paragraph 7(c) shall not be triggered by the sale of all or a portion of TeleTech's stock


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or assets, unless such sale results in Employee's loss of employment, or
Employee thereafter terminates this Agreement for "Good Cause," as that term is defined in paragraph 7(g), below.

          d. TERMINATION BY TELETECH FOR CAUSE. TeleTech may terminate this Agreement effective immediately for cause, upon notice to Employee, with TeleTech's only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under Company pension or benefit plans then in effect, and without liability for severance compensation of any kind. For purposes of this Agreement, "cause" exists if Employee breaches any material term of this Agreement, the Confidentiality Agreement or any material TeleTech policy, procedure or guideline, or if Employee engages in any of the following forms of misconduct: conviction of, or a plea of nolo contendre to, any felony or misdemeanor involving dishonesty or moral turpitude; theft or misuse of TeleTech's property or time; use of alcohol or controlled substances on TeleTech's premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having knowingly abused prescribed medications (provided, however, that the use of alcohol or appearing intoxicated on TeleTech's premises or at a TeleTech-sanctioned or sponsored event shall not constitute "cause" for termination); illegal use of any controlled substance; illegal gambling on TeleTech's premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct in connection with Employee's activities under this Agreement; making any statements, whether written or oral, that disparage or defame the Company; intentionally falsifying any document or making any false or misleading statement relating to Employee's employment by TeleTech.

          e. TERMINATION UPON EMPLOYEE'S DEATH. This Agreement shall terminate immediately upon Employee's death. Thereafter, TeleTech shall pay to Employee's estate all compensation fully earned, and benefits fully vested as of the last date of Employee's continuous, full-time active employment with TeleTech. TeleTech shall not be required to pay any form of severance or other compensation concerning or on account of Employee's employment with TeleTech or the termination thereof.

          f. TERMINATION FOLLOWING DISABILITY. During the first ninety calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of her position with reasonable accommodation (the "Initial Disability Period"), Employee shall continue to receive her base salary pursuant to paragraph 2(a). Thereafter, if Employee qualifies for benefits under TeleTech's long term disability insurance plan (the "LTD Plan"), then she shall remain on leave for as long as she continues to qualify for such benefits, up to a maximum of 180 consecutive days (the "Long Term Leave Period"). The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period. During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles her, but no additional compensation from TeleTech in the form of salary, performance bonus, new stock option grants, allowances or otherwise. If at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of her position then


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TeleTech may terminate this Agreement and/or Employee's employment. In the event that TeleTech terminates this Agreement or Employee's employment under this subparagraph 7(f), TeleTech's payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee's continuous, full-time active employment with TeleTech. Except as specifically set forth above in this subparagraph 7(f), TeleTech shall not be required to pay any form of severance or other compensation concerning or on account of Employee' employment with TeleTech or the termination thereof. The compensation and benefits under this paragraph are in addition to any other compensation and benefits Employee may receive under any disability or other insurance policy.

          g. TERMINATION BY EMPLOYEE FOR GOOD CAUSE.

             i. Upon the occurrence of "Good Cause," as that term is defined below, Employee may terminate this Agreement upon thirty days prior written notice. As used in this paragraph 7(g), "Good Cause" shall mean (i) a material decrease in Employee's base salary and/or a material decrease in Employee's employee benefits (other than pursuant to a general reduction or modification of such salary or benefits generally applicable to TeleTech's senior executives); or (ii) a change in the responsibilities or duties assigned to Employee, as measured against Employee's responsibilities or duties immediately prior to such change, that causes Employee to be of materially reduced stature or responsibility; or (iii) the occurrence of circumstances establishing constructive discharge under the common law of the State of Colorado, including Company's conduct that makes or allows Employee's working conditions to become so intolerable that Employee has no reasonable choice but to resign. However, a constructive discharge does not exist unless a reasonable person would concur with Employee's opinion that the working conditions are intolerable. If Employee terminates this Agreement for Good Cause and executes a separation agreement in the form prescribed in paragraph 7(c), Company shall provide Employee the severance compensation and benefits specified in paragraph 7(c), and TeleTech's acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Employee's employment with TeleTech and/or this Agreement.

             ii. Transitional Period Rights.

                 (A) Before the first anniversary of the Effective Date (but not thereafter), Employee shall have the right to terminate this Agreement for Good Cause if the Company or any Company executive officer so materially impedes her ability to perform the essential functions of her job that she is unable to discharge the duties for which she is responsible; or materially violates any provision of the Company's written business ethics policies and procedures or any other material written Company policy; provided that Employee shall have the right to terminate this Agreement for Good Cause under this paragraph 7(g)(ii) only if the dispute resolution processes specified in the following subparagraph have been completed, and if the


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Company, by the end of the Cure Period (as defined below) has not cured the circumstances giving rise to Employee's right to terminate under this paragraph 7(g)(ii), as determined by the Neutral (as defined below) in his sole discretion.

                 (B) If Employee believes in good faith that circumstances constituting Good Cause under paragraph 7(g)(ii)(A), above, have arisen, then she shall provide to the Company (c/o its General Counsel) and to Rod Dammeyer (the "Neutral") written notice (the "Notice") of the facts and circumstances that she believes give rise to such Good Cause, together with copies of any records supporting or otherwise bearing upon her belief. Within 7 days after receiving the Notice, the Neutral shall convene a meeting (the "Meeting") between the Neutral, a Company representative and Employee, in an effort to collect and discuss relevant information and mediate a solution to the circumstances identified by Employee in the Notice. If the parties are unable, during or as a consequence of the Meeting, to reach agreement upon a resolution of the circumstances underlying the Notice that is reasonably satisfactory to the Company and Employee, the Neutral shall, within 3 days after the Meeting, provide the Company (c/o its General Counsel) and Employee a written notification (the "Notification") stating whether in the Neutral's sole discretion Good Cause as defined in paragraph 7(g)(ii)(A) exists, which Notification shall for all purposes be final and binding upon the Company and Employee as to the matters addressed therein. If the Neutral determines that the circumstances described in the Notice, and the information provided by Employee at the Meeting, do not establish the existence of Good Cause as defined in paragraph 7(g)(ii)(A), then Employee shall execute a release in the form attached hereto as Exh. A (in exchange for $500) and may thereafter, in her sole discretion, remain employed by the Company under the terms and conditions set forth in this Agreement, or she may resign, but if she resigns she shall be entitled only to the benefits set forth in paragraph 7(h) of this Agreement, and shall have no other or further severance or like entitlement of any kind. If the Neutral determines that the circumstances described in the Notice, and the information provided by Employee at the Meeting, do establish the existence of Good Cause as defined in paragraph 7(g)(ii), then the Company shall have 30 days following its receipt of the Notification (the "Cure Period") within which to cure such circumstances. If the Company fails to do so, then Employee may terminate this Agreement for Good Cause, and if Employee thus terminates this Agreement and thereafter executes a separation agreement and legal release in the form prescribed in paragraph 7(c), the Company shall provide Employee the severance compensation and benefits specified in paragraph 7(c).

             h. TERMINATION BY EMPLOYEE. This Agreement may be terminated by Employee upon three weeks written notice to TeleTech. If Employee terminates this Agreement under this paragraph she shall be entitled to all earned but unpaid compensation for services rendered (but not severance compensation), and payment for any earned but unused vacation time. Employee shall be entitled to no other benefits or compensation other than those provided under any written Company stock option agreement or benefit plan.


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             i. POST-TERMINATION STATEMENTS. In the event Employee or TeleTech terminates Employee's employment under this Agreement:

                x. TeleTech agrees that no TeleTech Executive Officer and no member of the TeleTech Board of Directors (the "Board") shall defame or disparage Employee, and that such Executive Officers and Directors shall confine any public comment concerning Employee, except as may be required by law, to a statement that Employee "has chosen to resign from TeleTech." Upon receiving reference requests directed to the Company's human resources department, TeleTech shall provide to any future potential employers or other third parties no information other than Employee's most recent position and title and level of compensation, unless otherwise requested by Employee or required by law. The parties agree that damages for breach of this paragraph are difficult to ascertain with certainty and, therefore, agree that the best and actual damages for violation of this paragraph by TeleTech will be $200,000.

                y. Employee shall not defame or disparage TeleTech, TeleTech's products, services or operations, any TeleTech Executive Officer, or any member of the Board, and shall confine any public comment concerning her separation from TeleTech, except as may be required by law, to a statement that Employee "has chosen to resign from TeleTech." The parties agree that damages for breach of this paragraph are difficult to ascertain with certainty and, therefore, agree that the best and actual damages for violation of this paragraph by Employee will be $200,000.

     8.   SUCCESSORS AND ASSIGNS.

     TeleTech, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Employee's consent. This Agreement thereafter fully shall bind, and inure to the benefit of, TeleTech's successors or assigns and in the event of a sale of all or a portion of TeleTech's stock or assets, this Agreement shall continue in full force and effect. Employee shall not assign either this Agreement or any right or obligation arising hereunder.

     9.   DISPUTE RESOLUTION.

          a. Employee and TeleTech agree that in the event of any controversy or claim arising out of or relating to Employee's employment with and/or separation from TeleTech, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

          b. Excepting only: (1) worker's compensation claims; (2) unemployment compensation claims; (3) proceedings to enforce the terms of any confidentiality covenant or to protect Confidential Information and/or Confidential Records; (4) claims brought under the Colorado Wage Act, C.R.S. ss.ss. 8-4-101, ET SEQ.; and
(5) disputes subject to paragraph 7(g)(ii)(B), above (which shall be fully and finally resolved as specified in that paragraph), all controversies and claims arising from or


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relating to Employee's employment with TeleTech and/or the termination of that employment that cannot be resolved by good-faith negotiations ("Arbitrable Disputes") shall be resolved only by final and binding arbitration conducted privately and confidentially in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group ("JAG"); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator (collectively, the "Dispute Resolution Service"). Without limiting the generality of the foregoing, the parties understand and agree that this paragraph 9 shall require arbitration of all disputes and claims that may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act. The parties understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. Section 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, ET SEQ.

          c. Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the earlier of the one-year anniversary of the accrual of the aggrieved party's claim pursuant to Colorado law or the one-year anniversary of Employee's last day of employment with TeleTech. Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred.

          d. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the "Demand") on the other party by certified mail, return receipt requested, and at the same time submit a copy of the Demand to the Dispute Resolution Service, together with a check payable to the Dispute Resolution Service in the amount of that entity's then-current arbitration filing fee; provided that in no event shall Employee be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the District of Colorado. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every current or former employee of TeleTech or any affiliate whom the claimant believes does or may have information relating to the dispute, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the "Response"), and submit a copy of the Response to the Dispute Resolution Service, together with a check for the difference (if the respondent is

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TeleTech), if any, between the filing fee paid by the claimant and the Dispute
Resolution Service's then-current arbitration filing fee.

          e. Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the Dispute Resolution Service shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Arbitrable Dispute.

          f. Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado, federal law as enunciated by the federal courts situated in the Tenth Circuit, and all Colorado and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. Without limiting the generality of the foregoing, in the event of one party's violation of any provision of this agreement, the non-breaching party shall have the right to seek specific performance of that provision against the breaching party.

          g. Before the arbitration hearing, TeleTech and Employee shall each be entitled to take a discovery deposition of up to three persons with knowledge of the dispute. Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator's sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys' fees, against any party that fails to cooperate in good faith in discovery permitted by this paragraph 9 or ordered by the arbitrator.

          h. Before the arbitration hearing, any party may by motion seek judgment on the pleadings as contemplated by F.R.Civ.P. 12 and/or summary judgment as contemplated by F.R.Civ.P. 56. The other party may file a written response to any such motion, and the moving party may file a written reply to the response. The arbitrator: may in his or her discretion conduct a hearing on any such motion; shall give any such motion due and serious consideration, resolving the motion in accordance with F.R.Civ.P. 12 and/or a F.R.Civ.P. 56, as the case may be, and other governing law, pursuant to paragraph 9(f), and shall issue a written award concerning any such motion no fewer than ten days before any evidentiary hearing conducted on the merits of any claim asserted in the arbitration.

          i. Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. If a party prevails on a statutory claim that affords the prevailing party the right to recover attorneys' fees and/or costs, then the arbitrator shall award to the party that

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substantially prevails in the arbitration its costs and expenses, including reasonable attorneys' fees. The arbitrator's award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. Section 10, and may be entered as a judgment in any court of competent jurisdiction.

          j. The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this paragraph 9 is void or voidable, the parties understand and agree that the court shall reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties' express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Agreement.

          k. This paragraph 9 supersedes any prior agreement(s) between the parties, whether oral or written, concerning or relating to arbitration or resolution of any dispute(s) between the parties, except that paragraphs 9(b) and 9(d) of the Confidentiality Agreement shall govern any disputes brought under the Confidentiality Agreement.

     10.  MISCELLANEOUS.

          a. GOVERNING LAW. This Agreement, and all other disputes or issues arising from or relating in any way to TeleTech's relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

          b. SEVERABILITY. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

          c. INTEGRATION. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in paragraph 9(j), shall not be modified by word or deed, except in a writing signed by Employee and an authorized officer of the Company.

          d. WAIVER. Except for a limitation of Employee's rights under paragraph 7(g)(ii), no provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as


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to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

          e. CONSTRUCTION. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

          f. COUNTERPARTS AND TELECOPIES. This Agreement may be executed in counterparts, or by copies transmitted by telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

EMPLOYEE ACKNOWLEDGES AND AGREES: THAT SHE UNDERSTANDS THIS AGREEMENT; THAT SHE ENTERS INTO IT FREELY, KNOWINGLY, AND MINDFUL OF THE FACT THAT IT CREATES IMPORTANT LEGAL OBLIGATIONS AND AFFECTS HER LEGAL RIGHTS; AND THAT SHE UNDERSTANDS THE NEED TO CONSULT CONCERNING THIS AGREEMENT WITH LEGAL COUNSEL OF HER OWN CHOOSING, AND HAS HAD A FULL AND FAIR OPPORTUNITY TO DO SO.

                               [SIGNATURES FOLLOW]


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


Margot O'Dell                           TeleTech Holdings, Inc.



/s/ Margot O'Dell                       By:  /s/ James B. Kaufman
-------------------------------             -------------------------------
Date: 2/8/01                            As its: Executive Vice President
-------------------------------                ----------------------------
                                        Date:   2/8/01
                                               ----------------------------

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